Exhibit 10.01

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is entered into as of February 24, 2020, by and between Intuit Inc., a Delaware corporation (“Parent”) and the undersigned stockholder (“Stockholder”) of Credit Karma, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, Halo Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Halo Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub II” and together with Merger Sub, the “Merger Subs”), the Company and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Securityholder Representative, are entering into an Agreement and Plan of Merger (the “Merger Agreement”), which provides (upon the terms and subject to the conditions set forth therein) for the merger of Merger Sub with and into the Company (the “First Merger”), with the Company continuing as the surviving corporation in the First Merger (the “Surviving Corporation”), and immediately following the First Merger, the merger of the Surviving Corporation with and into Merger Sub II (the “Second Merger,” and, together with the First Merger, the “Mergers”), with Merger Sub II continuing as the surviving entity in the Second Merger (the “Surviving Company”).

WHEREAS, Stockholder is a holder of record and the “beneficial owner” (as hereinafter used, as defined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of Covered Securities (as defined below) set forth on the signature page hereof, and, concurrent with the Closing and pursuant to the terms of the Merger Agreement, Stockholder will receive substantial cash and equity interests in Parent in exchange for Stockholder’s Company Securities.

WHEREAS, as a condition to the willingness of Parent and Merger Subs to enter into the Merger Agreement and as an inducement and in consideration therefor, Parent and Stockholder are entering into this Agreement.

WHEREAS, Stockholder acknowledges that Parent and Merger Subs are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Stockholder set forth in this Agreement and would not enter into the Merger Agreement if Stockholder did not enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and Stockholder hereby agree as follows:

SECTION 1. DEFINITIONS

For purposes of this Agreement:

(a)    Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement.

(b)    “Covered Securities” means all Company Securities owned (beneficially or of record) or otherwise held by Stockholder, including all shares of Company Capital Stock, Company Options, Company RSUs, and other rights to acquire shares of Company Capital Stock set forth on the signature page hereof, together with any additional Company Securities of which Stockholder acquires ownership of record or the power to vote during the Voting Period, and all other Company Securities issued in any distribution in respect of any of the foregoing.

(c)    “Permitted Transfers” means any Transfer of Company Securities (including any contract, option, agreement or other arrangement or understanding with respect thereto) (i) for the net settlement of Stockholder’s Company Options (to pay the exercise price thereof and any tax withholding obligations), (ii) for the net settlement of Stockholder’s Company RSUs settled in shares of Company Capital Stock (to pay any tax withholding obligations), (iii) for the exercise of Stockholder’s Company Options, but solely to the extent such options would otherwise expire prior to the Effective Time or (iv) to any Affiliate of Stockholder, so long as, in the case of this clause (iv), the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder, in form and substance reasonably satisfactory to Parent, memorializing such agreement as a condition to any such Permitted Transfer.

(d)    “Shared Surplus Proceeds Amount” means, with respect to any Acquisition Transaction, 50% of the difference between (i) the aggregate consideration to which Stockholder is entitled to receive in respect of all Company Securities held by Stockholder pursuant to the definitive agreement(s) governing such Acquisition Transaction (assuming the release of all contingent amounts and amounts placed into escrow); provided, that the fair market value of any non-cash consideration received by Stockholder in any Acquisition Transaction shall be as mutually agreed by Stockholder and Parent, or if Stockholder and Parent are unable to reach an agreement within 30 days after the closing of the Acquisition Transaction, as determined by an investment banker or other person experienced in valuing such non-cash consideration mutually acceptable to Stockholder and Parent and (ii) the aggregate consideration to which Stockholder would have been entitled to receive in respect of all Company Securities held by Stockholder pursuant to the Merger Agreement ((x) assuming the release of all contingent amounts and amounts placed into escrow, (y) excluding any adjustments to the Closing Merger Consideration in respect of Closing Indebtedness, Closing Working Capital, Closing Cash or Unpaid Company Transaction Expenses and (z) with all shares of Parent Stock valued at the Parent Stock Price).

(e)    “Voting Period” shall mean the period commencing on (and including) the date of this Agreement and ending on (and including) the Termination Date.

SECTION 2. SUPPORT; GRANT OF PROXY

2.1    Voting Covenant. Stockholder hereby irrevocably and unconditionally agrees that, subject to Section 2.1(c), during the Voting Period, at any meeting of the Company’s stockholders (whether annual or special and whether or not adjourned or postponed), however called, and in any action by written consent of the Company’s stockholders, at which the Merger Agreement and other related agreements (or any amended versions thereof) or such other related actions, are submitted for the consideration and vote of the Company’s stockholders, unless otherwise directed in writing by Parent, Stockholder shall:

(a)    when a meeting of the Company’s stockholders is held, appear at such meeting or otherwise cause the Covered Securities to be counted as present thereat for the purpose of establishing a quorum, and respond as promptly as practicable to each request by the Company for written consent, if any, and

(b)    vote (or consent) or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Securities:

(i)    in favor of (A) the approval of the Mergers and the other Transactions and the adoption and approval of the Merger Agreement and the terms thereof; and

(ii)    against the following actions (other than pursuant to, or in furtherance of, the Mergers and the Transactions): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving any Acquired Company, (B) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of any Acquired Company, (C) any reorganization, recapitalization, dissolution or liquidation of any Acquired Company, (D) any change in the Company Board of Directors, (E) any amendment to the Company Charter or Company Bylaws, (F) any material change in the capitalization of the Company or the Company’s corporate structure (except in connection with the Transactions) and (G) any other action, proposal, agreement or transaction or proposed transaction (including any possible transaction related to an Acquisition Proposal) which is intended, or would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Mergers or any of the other Transactions, in each case of (A) through (G), other than as expressly contemplated by the Merger Agreement or the Company Disclosure Schedule (the items in clauses (i) and (ii) being referred to collectively as the “Covered Proposals”).

(c)    In the event of a Company Board Recommendation Change made in compliance with the Merger Agreement, solely in connection with a vote (or consent) that is subject to Section 2.1(b):

(i)    (A) the aggregate number of shares of Company Common Stock that shall be considered “Covered Securities” for purposes of Section 2.1(b) shall be modified without any further notice or any action by the Company or Stockholder to be [●] and (B) the aggregate number of shares of Company Preferred Stock that shall be considered “Covered Securities” for purposes of Section 2.1(b) shall be modified without any further notice or any action by the

Company or Stockholder to be [●] (such shares of Company Common Stock and Company Preferred Stock, collectively, the “Lock-Up Subject Shares”), such that Stockholder shall only be obligated to vote (or consent) the Lock-Up Subject Shares in the manner set forth in Section 2.1(b); and

(ii)    Stockholder, in its sole discretion, shall be free to vote (or consent) or cause to be voted (or consent), in person or by proxy, all of the remaining Covered Securities in excess of the Lock-Up Subject Shares in any manner Stockholder may choose.

(d)    Notwithstanding the foregoing, this Section 2.1 shall not (x) apply to any proposal submitted to any of the Company’s stockholders holding the number of shares of Company Capital Stock required by the terms of Section 280G(b)(5)(B) of the Code, whether at a meeting or in an action by written consent, to render the parachute payment provisions of Section 280G inapplicable to any and all payments or benefits provided pursuant to the Employee Plans or other Contracts of any Acquired Company that might result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code or (y) restrict Stockholder from voting in favor of, against or abstaining with respect to any other matter that are at any time or from time to time presented for consideration to the Company’s stockholders except as expressly set forth in this Section 2.1.

2.2    Grant of Irrevocable Proxy; Appointment of Proxy.

(a)    ONLY IN THE EVENT STOCKHOLDER DOES NOT COMPLY WITH THE PROVISIONS OF THIS AGREEMENT, STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, PARENT, THE EXECUTIVE OFFICERS OF PARENT, AND ANY OTHER DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, STOCKHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) FOR AND ON BEHALF OF STOCKHOLDER, FOR AND IN THE NAME, PLACE AND STEAD OF STOCKHOLDER, TO: (I) ATTEND ANY AND ALL MEETINGS OF THE COMPANY’S STOCKHOLDERS, AND (II) VOTE, EXPRESS CONSENT OR DISSENT OR ISSUE INSTRUCTIONS WITH RESPECT TO THE COVERED SECURITIES AS INDICATED IN SECTION 2.1 WITH RESPECT TO COVERED PROPOSALS. STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY STOCKHOLDER WITH RESPECT TO THE COVERED SECURITIES (AND STOCKHOLDER HEREBY REPRESENTS TO PARENT THAT ANY SUCH PROXY IS NOT IRREVOCABLE). STOCKHOLDER HEREBY AFFIRMS THAT THE PROXY SET FORTH IN THIS SECTION 2.2 IS GIVEN IN CONNECTION WITH AND GRANTED IN CONSIDERATION OF AND AS AN INDUCEMENT TO PARENT AND MERGER SUBS TO ENTER INTO THE MERGER AGREEMENT AND THAT SUCH PROXY IS GIVEN TO SECURE THE OBLIGATIONS OF STOCKHOLDER UNDER SECTION 2.1.

(b)    The proxy granted in this Section 2.2 shall automatically expire upon the termination of this Agreement.

2.3    Other Voting Agreements. During the Voting Period, Stockholder shall not enter into any agreement or understanding with any Person to vote (or consent) or give instructions in any manner inconsistent with Sections 2.1 or 2.2.

SECTION 3. BINDING TERMS OF MERGER AGREEMENT

(a)    Stockholder hereby agrees to be bound by, observe and comply with the terms and provisions of the Merger Agreement applicable to Securityholders (including, for the avoidance of doubt, Articles 2 and 10, and Sections 11.01, 11.03 and 11.07 to 11.09 thereof) as if Stockholder were a party thereto. Without limiting the generality of the foregoing, Stockholder acknowledges and agrees that:

(i)    Stockholder is a Securityholder for all purposes of the Merger Agreement as if Stockholder were a party thereto and, as a result, agrees to be bound by the obligations (including those with respect to indemnification) of a Securityholder under the Merger Agreement in accordance with the terms thereof;

(ii)    a portion of the Merger Consideration will be deposited into escrow as partial security for Stockholder’s indemnification obligations under the Merger Agreement until such amounts, if any, are required to be distributed to Stockholder in accordance with the Escrow Agreement and the Merger Agreement; to the extent that Stockholder is party to a Vesting Agreement, a portion of the Merger Consideration will be subject to forfeiture in the Vesting Agreement to which such Stockholder is a party; and

(iii)    under certain circumstances relating to Fraud or Willful Breach, Section 10.03(e) of the Merger Agreement requires Stockholder to indemnify the Indemnitees for amounts in excess of the amount deposited into the Indemnity Escrow Fund on behalf of Stockholder and for a duration in excess of the General Expiration Date.

(b)    Stockholder hereby irrevocably constitutes and appoints the Securityholder Representative as the true, exclusive and lawful agent and attorney-in-fact of Stockholder, to act in the name, place and stead of Stockholder in connection with the Transactions, in accordance with the authority granted to the Securityholder Representative by the terms and provisions of the Merger Agreement, and, in each case pursuant to and to the extent of such authority, to act on behalf of Stockholder in any Proceeding involving the Merger Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Securityholder Representative shall deem necessary or appropriate in connection with the Transactions, including with respect to any matters pertaining to indemnification referred to in the Merger Agreement, including the power to compromise any indemnity claim on behalf of the Company Stockholders and to transact matters of litigation or other Proceedings, and hereby consents and agrees to, ratifies, confirms and acknowledges that Stockholder shall be bound by the terms of Section 11.01 of the Merger Agreement, including that it shall be bound by all that the Securityholder Representative, pursuant to Section 11.01 of the Merger Agreement, shall do or cause to be done by virtue of its appointment as the Securityholder Representative pursuant to and in accordance with Section 11.01 of the Merger Agreement.

SECTION 4. COVENANTS OF STOCKHOLDER

4.1    Transfer of Covered Securities.

(a)    Stockholder agrees not to, directly or indirectly, at any time during the Voting Period, other than as may be required by any Order or Applicable Law, (i) sell (constructively or otherwise), assign, transfer (including by operation of law), pledge, grant, dispose of or otherwise encumber any of the Covered Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any Covered Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iii) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect Transfer by Stockholder of any Covered Securities or (iv) take any action that would make any representation or warranty of Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling Stockholder from performing Stockholder’s obligations hereunder, in each case other than Permitted Transfers. Any Transfer or attempted Transfer of any Covered Securities in violation of any provision of this Agreement shall be void ab initio and of no force or effect.

(b)    Prior to the Termination Date, in the event that Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional shares of Company Capital Stock or other voting interests with respect to the Company, such shares of Company Capital Stock or other voting interests shall, without further action of the parties, be deemed Covered Securities and subject to the provisions of this Agreement, and the number of shares of Company Capital Stock held by such Stockholder set forth on the signature page hereof will be deemed amended accordingly and such additional shares of Company Capital Stock shall automatically become subject to the terms of this Agreement. Stockholder shall promptly notify Parent of any such event.

4.2    Confidentiality.

(a)    Stockholder shall not, and shall cause its Affiliate not to, issue or make any press release or any public announcement or statement (including any disclosure to any Governmental Authority) concerning this Agreement, the Merger Agreement, the Transactions or any of the transactions contemplated hereby or thereby, without Parent’s prior written consent.

(b)    Notwithstanding the terms of Section 4.2(a), this Agreement does not prohibit or restrict Stockholder from (i) initiating communications directly with, responding to any inquiry from, or making disclosures, in each case, that are protected under the whistleblower provisions of federal law or regulation, without advance notice to Parent or (ii) disclosing information or terms of this Agreement, the Merger Agreement, the Transactions or any of the transactions contemplated hereby or thereby: (x) to his, her or its professional advisers and, if Stockholder is not a natural person, to its Affiliates and its and their partners, members, managers, members, directors, officers, employees and representatives, in each case, who need to know such information and agree to keep such information confidential or are otherwise subject to obligations of confidentiality with respect to such information; (y) as reasonably necessary to enforce or defend against any claim under this Agreement, the Merger Agreement, or any other Ancillary Document to which Stockholder is a party; or (z) if Stockholder is an investment fund, (A) in communications to its existing and prospective investors (1) to the extent required by the terms of limited partnership agreements, operating agreements or other Contracts with its investors to which such Stockholder is a party in effect as of the date hereof or (2) to the extent reasonably necessary in the good faith exercise of fiduciary duties on the part of such Stockholder and (B) following the signing of the Merger Agreement and following the Closing, announcing the occurrence of such events on the Stockholder’s website, through social media, or similar digital means so long as any such announcement occurs after public announcement of such event by Parent and does not include information about the terms and conditions of the Transactions that are not disclosed by Parent publicly.

4.3    No Solicitation; Other Offers.

(a)    During the Voting Period, Stockholder (solely in his, her or its capacity as a stockholder and in no other capacity) shall, and Stockholder shall cause its Representatives not to, take any action that the Company and its Representatives would then be prohibited from taking under Section 5.03(a) of the Merger Agreement.

(b)    Stockholder shall, and shall cause his, her or its Representatives to, cease immediately and cause to be terminated all activities, discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal.

(c)    In the event that (i) the Merger Agreement is terminated in any circumstances in which a Company Termination Fee is payable thereunder and (ii) within twelve (12) months of the termination of the Merger Agreement, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction (regardless of whether such consummation occurs within such twelve (12) month period), then within two (2) Business Days of the consummation of such Acquisition Transaction, Stockholder shall pay, or cause to be paid, to Parent an amount in cash equal to the Shared Surplus Proceeds Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Parent; provided, however, that, in the event the consideration in such Acquisition Transaction does not contain cash in an amount sufficient to satisfy the payment obligation in this paragraph, Stockholder may, at its election, in lieu of cash, deliver non-cash consideration received in such Acquisition Transaction and valued consistent with the definition of “Shared Surplus Proceeds Amount” to Parent to satisfy its obligations hereunder.

4.4    Waiver of Appraisal Rights. Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights (including any notice requirements related thereto) relating to the Mergers that Stockholder may have by virtue of, or with respect to, any shares of Company Capital Stock owned by Stockholder (including all rights under Section 262 of the DGCL or Chapter 13 of the CCC).

SECTION 5. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent and Merger Subs as follows:

5.1    Authorization, etc. Stockholder has the power, authority and capacity to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject only to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. To the extent that Stockholder is a natural person who is married and is a resident in a community property state, Stockholder represents and warrants that Stockholder has the absolute and unrestricted power, authority and capacity to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder, notwithstanding any laws related to community property. To the extent that Stockholder is not a natural person, including if Stockholder is a trust, Stockholder hereby further represents and warrants that: (a) Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized, (b) Stockholder has the power to execute, deliver and perform this Agreement and the undersigned has the power to execute and deliver this Agreement on behalf of Stockholder, (c) Stockholder has taken all necessary action to authorize the execution, delivery and performance of this Agreement and (d) the execution, delivery and performance of this Agreement by Stockholder will not violate any provision of Stockholder’s certificate of incorporation and bylaws (or equivalent organizational documents). Stockholder has read and understood this Agreement, including the waiver of jury trial contained herein, has consulted, or had the opportunity to consult, with Stockholder’s legal counsel or other advisors with respect thereto, has knowingly and voluntarily elected to sign and accept this Agreement, and has not relied upon any promise, statement, or representation that is not set forth explicitly herein in deciding to sign and accept this Agreement.

5.2    No Conflicts or Consents.

(a)    The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not: (i) conflict with or violate any Applicable Law or Order applicable to such Stockholder or by which Stockholder or any of Stockholder’s assets is or may be bound or affected or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Lien on any of the securities of the Company owned by Stockholder pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s Affiliates or assets is or may be bound or affected, in any case which could materially delay or materially burden the transactions contemplated by this Agreement.

(b)    No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Stockholder for the execution, delivery and performance of this Agreement; provided, however, that the undersigned Stockholder does not make any representation or warranty in this Section 5.2 with respect to federal securities laws or state securities or “blue sky” laws.

(c)    There is no Proceeding by or before any Governmental Authority pending or, to the knowledge of Stockholder, threatened against Stockholder or any of his, her or its Affiliates that challenges or would challenge the execution and delivery of this Agreement or the taking of any of the actions required to be taken by Stockholder under this Agreement.

5.3    Title to Securities.

(a)    As of the date of this Agreement, Stockholder is the record and beneficial owner of, and has good and valid title to (free and clear of any Liens other than those arising under applicable securities laws or pursuant to the terms of agreements entered into between Stockholder, the Company and other securityholders of the Company in connection with Stockholder’s investment in the Company), the number, class and series of shares of Company Capital Stock set forth under the headings “Number and Class of Shares of Company Capital Stock Held of Record” on the signature page hereof. Stockholder has sole voting power, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Securities, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(b)    As of the date of this Agreement, Stockholder holds (free and clear of any Liens other than those arising under applicable securities laws) the Company Options, Company RSUs, and other rights to acquire shares of Company Capital Stock set forth on the signature page hereof.

(c)    As of the date of this Agreement, other than the Company Securities set forth on the signature page hereof, Stockholder does not own beneficially or of record any other Company Securities.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF PARENT

(a)    Authorization, etc. Parent has the power, authority and capacity to execute and deliver this Agreement and to perform Parent’s obligations hereunder. This Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject only to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Parent hereby further represents and warrants that: (a) Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized, (b) Parent has the power to execute, deliver and perform this Agreement and the undersigned has the power to execute and deliver this Agreement on behalf of Parent, (c) Parent has taken all necessary action to authorize the execution, delivery and performance of this Agreement and (d) the execution, delivery and performance of this Agreement by Parent will not violate any provision of Parent’s certificate of incorporation and bylaws (or equivalent organizational documents).

SECTION 7. MISCELLANEOUS

7.1    Termination. This Agreement shall terminate and be of no further force or effect upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) any amendment to the Merger Agreement that purports to reduce the Closing Merger Consideration or increase the liability of the Stockholder (such earliest date being referred to herein as the “Termination Date”); provided, that the provisions set forth in Section 4.2, Section 4.3(c), Section 5, Sections 7.2 to 7.16 hereof shall survive the termination of this Agreement; provided, further, that any Liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

7.2    Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when transmitted by electronic mail (in which case effectiveness shall be, (i) upon confirmation of receipt (excluding out-of-office or other similar automated replies) or (ii) in the event that confirmation of receipt is not delivered, if such electronic mail is sent prior to 5:00 p.m. Pacific Time on a Business Day, on such Business Day, and if such electronic mail is sent on or after 5:00 p.m. Pacific Time on a Business Day or sent not on a Business Day, the next Business Day), (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to Parent, to:

Intuit Inc.

2675 Coast Avenue

Mountain View, California 94043

Attention: General Counsel

Email: Legal@intuit.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Luke J. Bergstrom, Chad G. Rolston

Email: luke.bergstrom@lw.com, chad.rolston@lw.com

if to Stockholder, to:

Attention:

Email:

with a copy (which shall not constitute notice) to:

Attention:

Email:

7.3    Severability. If any provision or part of any provision of this Agreement, or the application of any such provision or part thereof to any Person or set of circumstances, shall be determined to be invalid or unenforceable in any jurisdiction to any extent, then: (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to Applicable Law so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances or in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

7.4    Entire Agreement. This Agreement, the Merger Agreement and the other documents referred to therein, and any other documents or agreements delivered by or on behalf of the parties in connection herewith and therewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

7.5    Amendments; Termination. This Agreement may not be amended, modified, altered, terminated or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

7.6    Assignment; Binding Effect; No Third Party Rights. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon each of the parties hereto, their respective heirs, estates, executors and personal representatives (if applicable) and their respective successors and assigns, and shall inure to the benefit of each of the parties hereto, the Indemnitees and their respective successors and assigns. Nothing in this Agreement is intended to confer on any Person (other than Parent, Stockholder and their respective successors and permitted assigns) any rights or remedies of any nature.

7.7    Non-Recourse. Notwithstanding anything to the contrary contained herein, this Agreement and the Merger Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement or the Merger Agreement, or the negotiation, execution or performance of this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement or the Merger Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any Liability for any obligations or Liabilities of the parties to this Agreement or the Merger Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or thereby or in respect of any representations made or alleged to be made in connection herewith or therewith; provided, however, that nothing herein shall limit the obligations of any Non-Recourse Party under any Ancillary Agreement to which such Non-Recourse Party is party, even if the basis for obligations thereunder relate to or arise from obligations hereunder. Without limiting the rights of any party against the other parties hereto or to the Merger Agreement, in no event shall any party or any of its Affiliates seek to enforce this Agreement or the Merger Agreement against, make any claims for breach of this Agreement or the Merger Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

7.8    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by another party of any covenant or obligation contained in this Agreement, such party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to obtain (without proof of actual damages): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.9, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.9    Non-Exclusivity. The rights and remedies of any Person under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

7.10    Governing Law; Venue; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute hereunder), without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

(b)    Any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including any Proceeding based upon fraud or willful misconduct) shall be brought exclusively in any federal court located in the State of Delaware or any Delaware state court. Each party to this Agreement: (i) irrevocably consents to the jurisdiction of such courts

(and of the appropriate appellate courts therefrom) in any such Proceeding, (ii) irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any federal court located in the State of Delaware or any Delaware state court, any Claim that such party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c)    TO THE MAXIMUM EXTENT PERMITTED BY LAW, STOCKHOLDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT.

7.11    Attorneys’ Fees. If any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party in such Proceeding (as determined in a final non-appealable order by a court of competent jurisdiction) shall be entitled to receive the costs incurred by such party in conducting the Proceeding, including reasonable out-of-pocket attorneys’ fees and expenses and court costs (in addition to any other relief to which such prevailing party may be entitled).

7.12    Counterparts; Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in separate counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format, by facsimile or other agreed format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

7.13    Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.14    Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any Claim available to such Person arising out of this Agreement, or any power, right, privilege or remedy of such Person under this Agreement, unless the waiver of such Claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.15    Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other Contract between Stockholder, on the one hand, and any of the Acquired Companies or Parent, on the other hand.

The existence of any Claim by Stockholder against any of the Acquired Companies or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder. Nothing in this Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Agreement.

7.16    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the use of the word “or” shall not be exclusive and the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

INTUIT INC.

By:
Name
Title

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

STOCKHOLDER:

Signature

Printed Name

Address:

Email:

Classes and Number of Shares of Company Capital Stock
Number of Vested & Time Vested Company Options and RSUs
Number of Unvested, Granted Company RSUs
Number and Type of Other Rights

[Signature Page to Support Agreement]